Exhibit 99.1

Support Services Innovator Toni Portmann Joins Support.com's Board of Directors

REDWOOD CITY, CA -- (Marketwire) -- 02/14/2011 -- Support.com, a leading provider of online technology services and software for consumers and small business, announced today that Toni Portmann has joined its Board of Directors.

"Toni's expertise and industry-wide reputation for building innovative service organizations will serve us well as we extend our leadership position in online technology support," said Josh Pickus, President and CEO of Support.com.

Portmann has over twenty-five years of leadership experience in technology-enabled service businesses. As the Chief Executive Officer of Stream, Inc. Portmann transformed a $75 million services division into a highly profitable $500 million global company known for pioneering support programs. Prior to Stream, Portmann served in executive roles at both Diebold, Inc. and IBM Corporation. She currently serves as Chairman of the Board of Resolvity, a provider of intelligent on-demand interactive voice response (IVR) solutions.

"I'm excited to work with the dynamic team at Support.com," said Portmann. "Their combination of technology innovation and service excellence makes them a driving force in the online technology services industry."

About Support.com

Support.com, Inc. (NASDAQ: SPRT) provides online technology services and software for consumers and small business. Support.com® Personal Technology Experts® provide quick, cost-effective and stress-free technology support over the Internet and the phone using the Company's advanced technology platform. Support.com's easy-to-use software products detect and repair common problems to keep customers' technology running smoothly. Support.com offers programs through many of the nation's leading office retailers, broadband providers, software vendors and PC/CE OEMs and provides software to over a million consumers and small businesses.

Support.com and Personal Technology Experts are trademarks or registered trademarks of Support.com, Inc. or its affiliates in the U.S and other countries. Other names may be trademarks of their respective owners.

Support.com, Inc. is an Equal Opportunity Employer.

For more information, visit www.support.com.

Contact Information:
Investor Contact
Carolyn Bass and Elaine Chen
Market Street Partners
(415) 445-3235
sprt@marketstreetpartners.com

Media Contact
Jonathan Poretz
Double Forte for Support.com
(415) 848-8109
jporetz@double-forte.com